Megola Acquires Revolutionary Fire Safety Products Announces Manufacturing and Distribution Agreement for Hartindo Line of Anti-Fire Products

CORUNNA, ON--(MARKET WIRE)--January 16, 2007 -- Megola Inc. (MGOA.PK News), a leading environmental solution provider, announced today that it has acquired the exclusive North American manufacturing and Canadian distribution rights to some of the most technologically-advanced and environmentally-friendly fire inhibitor and fire suppression products in the world.

Megola has signed an agreement with Pacific Channel Ltd. (PCL) that grants Megola the exclusive rights to manufacture the Hartindo line of products within North America and the exclusive rights to distribute these products in Canada both directly and through Megola-appointed dealers, sub-agents, manufacturers and/or sales representatives. Megola may also distribute the products in the United States both directly and indirectly through a non-exclusive agreement with PCL

"After several months of negotiations we have finally come to an agreement. This is definitely the most exciting product line we have come across with regards to instant marketability and acceptance", states Joel Gardner CEO of Megola. "The Hartindo products have been in use for twenty years in Asia and Europe and have been tested and certified in numerous nations and by numerous fire safety councils. These products are currently being used by the British, Malaysian and Indonesian armies, Imax Cinemas, Hyatt Hotels, British Airways, Exxon Mobile, Toyota and Aramco, to name a few. Also, having the only recognized and certified drop-in Halon replacement gives our new Fire Safety Division instant credibility", adds Gardner.

According to the U.S. Fire Administration, the direct property loss due to fires was estimated at $10.7 billion in 2005
(http://www.usfa.dhs.gov/statistics/quickstats/index.shtm ). In Canada, statistics released by the Council of Fire Marshals and Fire Commissioners for 2001 show a direct property loss of $1.4 billion
(http://www.ccfmfc.ca/stats/en/report_e_01.pdf ).

Megola will manufacture and distribute three Hartindo Anti-Fire products:

AF11E is the world's only direct 1:1 replacement for Halon 1301 in total flooding systems. Unlike other Halon replacements on the market, it requires no modification of existing Halon piping systems. Its performance is also equal to Halon 1211 in portable fire extinguishers. Both Halon 1301 and Halon 1211 were banned under the Montreal Protocol (http://hq.unep.org/ozone/Montreal-Protocol/Montreal-Protocol2000.shtml) and production ceased in 1994. Once discharged or removed, Halon must be replaced with a suitable alternative.

AF21 is a total fire inhibitor. As opposed to the numerous fire retardants on the market that simply delay the spread of fire, AF21 renders materials non-flammable, thereby preventing the spread of fire. It can be applied to all natural fibers and many synthetic materials, including polyester and some polypropylene and polystyrene products. A few of the many applications include the treatment of furniture, carpet, clothing, mattresses and building materials, onsite or during the manufacturing process, to completely eliminate the possibility of these materials catching fire. AF21 is water-based, environmentally-friendly, non-toxic and non-corrosive.

AF31 is both a fire inhibitor and a fire extinguishing agent. When used in fire extinguishers it is effective for all classes of fire (A,B,C D and F/K) thereby eliminating the need for multiple extinguisher types in one facility. It can also be used to create fire breaks when combating forest fires. It is currently being employed in this manner in Indonesia during aerial water bombing sorties to help fight the serious forest fires occurring in that country. AF31 is also water-based, environmentally-friendly non-toxic and non-corrosive.

Megola will be updating its website in the near future to reflect this new development. In the meantime, more information on the Hartindo Anti-Fire products can be found at www.hartindo.net.


For more information on Megola Inc. please visit www.megola.com

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.


Contact:
     CONTACTS:
     Daniel Gardner
     1 888 558 6389
     IRinfo@megola.com